Exhibit 10(q)(i)

AMENDMENT NO. 1 TO ACQUISITION AGREEMENT

THIS AMENDMENT NO. 1 TO ACQUISITION AGREEMENT (this “Amendment”) is made and entered into as of February 28, 2011, by and among Arrow Electronics, Inc., a New York corporation (“Arrow”), and Richardson Electronics, Ltd., a Delaware corporation (“Richardson”).

WHEREAS, Arrow and Richardson are parties to that certain Acquisition Agreement, dated October 1, 2010, by and among Arrow, Richardson and certain subsidiaries of Richardson party thereto (the “Agreement”); and

WHEREAS, pursuant to Section 10.14 of the Agreement, upon the terms, and subject to the conditions, set forth in this Amendment, Arrow and Richardson wish to amend the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Amendment to Section 2.5 of the Agreement. Section 2.5 of the Agreement is hereby amended and restated in its entirety as follows:

Consideration. The aggregate consideration that the Buyer shall pay the Sellers for the Purchased Assets and other rights of the Buyer hereunder shall be Two Hundred and Eleven Million Seven Hundred Eighty Seven Thousand Nine Hundred and Sixty One U.S. Dollars (U.S. $211,787,961) (the “Purchase Price”), subject to adjustment as provided in Section 2.7 (the “Closing Purchase Price”). The Closing Purchase Price will be payable to each Seller for the applicable Purchased Assets (i) in immediately available Local Currency funds as converted from US Dollars based on the Preliminary Exchange Rate and (ii) based on amounts allocated to each Seller under paragraphs 1 and 2 of Exhibit F.

2.	Amendment to Section 5.1(b)(ii) of the Agreement. Section 5.1(b)(ii) of the Agreement is hereby amended and restated in its entirety as follows:

(ii) To the extent the payment of statutory or contractual severance or long service benefits and/or government-required termination liabilities, including without limitation any health insurance premiums paid in respect of former Employees, (the “Severance Costs”) to any Employee is required, notwithstanding that the Buyer or one of its Affiliates has employed, or made an offer of employment to, such Employee in accordance with the provisions of this Acquisition Agreement, and regardless of whether such Severance Costs are incurred by Seller directly or through any other Person, such Severance Costs with respect to Employees shall be the responsibility of the Buyer, except for any (x) Severance Costs required to be paid to Employees of Richardson Electronics Trading (China) Co., Ltd., and any other Employees located in the People’s Republic of China, which such Severance Costs shall be the sole responsibility of Richardson and/or the Sellers, and (y) liability that arises as a result of any actions or inactions taken by the Sellers or their Affiliates prior to the Closing that are not in accordance with this Acquisition Agreement or the transactions contemplated hereby.

3.	Amendment to Exhibit F to the Agreement. Exhibit F to the Acquisition Agreement is amended such that the words “No later than November 15, 2010, Richardson shall deliver to Buyer a preliminary allocation among the Sellers of (i) the estimated Closing Purchase Price among the Purchased Assets, other than goodwill, of each Seller based on the book values of each Seller’s assets as reflected on the Sellers’ balance sheets as of August 28, 2010” under Item 1 shall be replaced with the following:

“Prior to Closing, Richardson shall deliver to Buyer a preliminary allocation among the Sellers of (i) the estimated Closing Purchase Price among the Purchased Assets, other than goodwill, of each Seller based on the book values of each Seller’s assets as reflected on the Sellers’ balance sheets as of February 18, 2011.”

4.	Addition of Exhibit G to the Agreement. Attached here to as Annex 1 is the Preliminary Purchase Price Allocation that is contemplated by Exhibit F, and which shall be added to the Acquisition Agreement as a new Exhibit G thereto.

5.	No Other Amendments. Except as expressly set forth herein, this Amendment shall not, by implication or otherwise, alter, modify, amend or in any way affect any of the terms, conditions, obligations or agreements contained in the Agreement, and the Agreement is hereby ratified and confirmed and shall remain in full force and effect in accordance with its terms.

6.	Effect of Amendment. This Amendment shall form part of the Agreement for all purposes, and each party thereto and hereto shall be bound hereby. This Amendment shall be deemed to be in full force and effect from and after the execution of this Amendment by the parties hereto.

7.	Governing Law. This Amendment shall be governed by, and construed in accordance with, the law of the State of Delaware applicable to contracts to be carried out wholly within such State.

8.	Severability. If any provision of this Amendment is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Amendment will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Amendment will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (iii) the remaining provisions of this Amendment will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

9.	Headings. The headings in this Amendment are for purposes of reference only and shall not limit or otherwise the meaning hereof.

10.	Counterparts. This Amendment may be executed simultaneously in multiple counterparts, and in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

SIGNATURES APPEAR ON THE FOLLOWING PAGE

IN WITNESS WHEREOF, Arrow and Richardson have caused this Amendment to be signed by their respective officers thereunto duly authorized, all as of the date first set forth above.

ARROW ELECTRONICS, INC.

By:	/s/ Peter S. Brown
Name:	Peter S. Brown
Title:	Senior Vice President, General
Counsel and Secretary

RICHARDSON ELECTRONICS, LTD.

By:	/s/ Edward J. Richardson
Name:	Edward J. Richardson
Title:	Chief Executive Officer & President

SIGNATURE PAGE TO AMENDMENT NO. 1 TO ACQUISITION AGREEMENT